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                                                                  Exhibit 99.1

FOR IMMEDIATE RELEASE


                         COMPANY CONTACT:         Vion Pharmaceuticals, Inc.
                                                  Howard B. Johnson, CFO
                                                  (203) 498-4210 phone

              Vion Initiates Phase 1 Trial of VNP40101M in Leukemia


NEW HAVEN, CT, August 8, 2002 - VION PHARMACEUTICALS, INC. (NASDAQ NM: VION) announced today that it had initiated a Phase I trial of VNP40101M, its initial drug candidate from the Sulfonyl Hydrazine Prodrug ("SHP") family of anticancer agents, in leukemia. The trial is being conducted at The University of Texas M.D. Anderson Cancer Center in Houston, Texas under the supervision of Dr. Francis Giles, Chief of Developmental Therapeutics.

The objective of the trial is to establish the safety of, and maximum tolerated dose for, VNP40101M in the treatment of leukemia. Initial dose levels in the leukemia trial were chosen based upon dosages established as safe and well-tolerated in the Company's ongoing Phase 1 trial of VNP40101M in solid tumors.

Alan Kessman, Vion's Chief Executive Officer, stated, "We are pleased to be conducting this trial of VNP40101M at one of the world's leading cancer centers." He added, "This Phase 1 trial in leukemia, along with an additional multiple dose trial in solid tumors expected to start later this year, are two important milestones towards our goal of conducting Phase 2 trials of VNP40101M in 2003."

Vion licensed the SHP family of alkylating (DNA-damaging) agents from Yale University. The first candidate chosen for clinical trials, VNP40101M, also inhibits an enzyme that repairs the damage it causes to the DNA, thus enhancing cancer cell death. VNP40101M showed broad anti-tumor activity in pre-clinical studies and was able to cross the blood brain barrier, which prevents the entry of many anti-cancer agents into the brain.

Vion Pharmaceuticals, Inc. is a biotechnology company developing novel agents for the treatment of cancer. Vion's portfolio of agents includes: Triapine'r', a potent inhibitor of a key step in DNA synthesis and repair; VNP40101M, a unique DNA alkylating agent; and TAPET'r', a modified Salmonella vector used to deliver anticancer agents directly to tumors. For additional information on Vion and its research and product development programs, visit the company's Internet web site at www.vionpharm.com.

This news release contains forward-looking statements. Such statements are subject to certain factors which may cause Vion's plans to differ or results to vary from those expected, including the inability to access capital and funding on a timely basis and on favorable terms, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K for the year ended December 31, 2001. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any



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of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.



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